FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
THIS FIRST AMENDMENT TO INVESTMENT ADIVOSRY AGREEMENT (this
“Amendment”) is made and entered into effective as of March 25, 2026, by and between YCG Mutual Funds, a Delaware statutory trust (the “Trust”), on behalf of YCG Enhanced Fund (the “Fund”), and YCG, LLC, a Texas limited liability company (the “Adviser”).
RECITALS
WHEREAS, the Trust is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as an open-end management investment company; and
WHEREAS, the Trust has changed its name from “YCG Funds” to “YCG Mutual Funds” effective as of March 25, 2026.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the Trust on behalf of the Fund and the Adviser do mutually promise and agree as follows:
1.The Investment Advisory Agreement, dated as of December 10, 2012 (the “Agreement”), is amended to reflect the Trust’s name change to “YCG Mutual Funds” effective as of the date first above referenced.
2.Except as amended hereby, the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the day first above written.
YCG, LLC

By: /s/William Kruger
Title: CEO

YCG MUTUAL FUNDS

By: /s/William Kruger
Title: Senior Vice President & Treasurer

Signature Page to First Amendment to Investment Advisory Agreement